PROSPECTUS and	PRICING SUPPLEMENT NO. 11
PROSPECTUS SUPPLEMENT, each	Dated June 14, 2021
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $16,050,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$600,000,000 2.000% Fixed Rate Senior Notes Due June 17, 2031

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVS5 / US24422EVS52

Date of Issue:	June 17, 2021

Maturity Date:	June 17, 2031

Principal Amount:	$600,000,000

Price to Public:	99.856% plus accrued interest, if any, from June 17, 2021

Interest Payment Dates:	Semi-annually on June 17 and December 17, commencing on December 17, 2021 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.000% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$135,000,000
	Credit Agricole Securities (USA) Inc.	$135,000,000
	J.P. Morgan Securities LLC	$135,000,000
	TD Securities (USA) LLC	$135,000,000
	BBVA Securities Inc.	$12,000,000
	PNC Capital Markets LLC	$12,000,000
	Scotia Capital (USA) Inc.	$12,000,000
	R. Seelaus & Co., LLC	$12,000,000
	Standard Chartered Bank	$12,000,000
	Total	$600,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.381% plus accrued interest, if any, from June 17, 2021.

Standard Chartered Bank will not affect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.